NEWTEK BUSINESS SERVICES CORP.
SUBSIDIARIES

Name of Company	State of Incorporation/Organization

CCC Real Estate Holdings, LLC	Delaware
Exponential of New York, LLC	New York
Newtek Small Business Finance, LLC	New York
Newtek Asset Backed Securities, LLC	Delaware
Newtek Business Services Holdco1, Inc.	New York
The Texas Whitestone Group, LLC	Texas
The Whitestone Group, LLC	New York
Wilshire Alabama Partners, LLC	Alabama
Wilshire Colorado Partners, LLC	Colorado
Wilshire DC Partners, LLC	District of Columbia
Wilshire Holdings I, Inc.	New York
Wilshire Holdings II, Inc.	New York
Wilshire Louisiana Bidco, LLC	Louisiana
Wilshire Louisiana Partners II, LLC	Louisiana
Wilshire Louisiana Partners III, LLC	Louisiana
Wilshire Louisiana Partners IV, LLC	Louisiana
Wilshire New York Advisers II, LLC	New York
Wilshire New York Partners III, LLC	New York
Wilshire New York Partners IV, LLC	New York
Wilshire New York Partners V, LLC	New York
Wilshire Partners, LLC	Florida
Wilshire Texas Partners I, LLC	Texas